Exhibit 99.1

EXACT SCIENCES ANNOUNCES FOURTH QUARTER AND

YEAR-END 2005 RESULTS

MARLBOROUGH, Mass – (January 23, 2006) – EXACT Sciences Corporation (NASDAQ: EXAS) announced today its financial results for the fourth quarter and year ended December 31, 2005.

For the quarter ended December 31, 2005, revenues totaled $1.2 million versus revenues of $1.3 million for the quarter ended December 31, 2004.  For the twelve months ended December 31, 2005, revenues totaled $4.3 million, versus $4.9 million for the same time period of 2004.  These revenues mainly reflect the amortization of up-front license fee payments from Laboratory Corporation of America® Holdings (LabCorp®) and, to a lesser extent, royalties on LabCorp’s sales of PreGen-Plus™ (LabCorp’s colon cancer screening testing service), and sales of Effipure™ units to LabCorp.

The decrease in revenue for the year ended December 31, 2005 as compared to the same period of the prior year was primarily the result of a one-time, non-cash reduction in revenue of $0.6 million recorded in June 2005 in connection with the June 2005 extension of the expiration date of a warrant originally issued to LabCorp in June 2002.

Net loss for the quarter ended December 31, 2005 totaled $2.7 million, or $0.10 per share, compared to a net loss of $4.6 million, or $0.17 per share, for the quarter ended December 31, 2004.  Net loss for the twelve months ended December 31, 2005 was $14.5 million, or $0.55 per share, versus a net loss of $18.5 million, or $0.73 per share for the twelve months ended December 31, 2004.

The reduction in the net loss for the quarter and year ended December 31, 2005 versus the same periods of the prior year was primarily due to reductions in applied research and administrative expenses.  Actions taken by the Company during 2005 to reduce its operating costs and cash burn included focusing research efforts on improving the performance aspects of the Company’s technology through smaller, less expensive studies leveraging results of the Company’s prior studies, including its large-scale multi-center study.

For the year ended December 31, 2005, over 4,000 PreGen-Plus tests were accessioned by LabCorp.  As of December 31, 2005, the Company had approximately $34.1 million in cash, cash equivalents and marketable securities.

Fourth Quarter 2005 Conference Call

EXACT Sciences will host a conference call for its fourth quarter 2005 financial and operating results and the topics outlined below on Tuesday, January 24, 2006 at 8:30 a.m. ET.  A live web cast of the conference call can be accessed at EXACT Sciences’ web site, www.exactsciences.com, through the Investor Relations link.  The conference call and the web cast are open to all interested parties.  An archived version of the webcast will be available at www.exactsciences.com, through the Investor Relations link, for one month.  A replay of the conference call also will be available for 48 hours, beginning two hours after the completion of the live call.

The following will be among the topics discussed on the Company’s conference call on January 24, 2006 at 8:30 a.m. ET:

•                  The results of the Company’s recent research study in which improvements to its technology demonstrated sensitivity in stool in excess of 80% for detecting colorectal cancer;

•                  Quarterly accession growth;

•                  2006 focus and

•                  Regulatory update.

Information for the call is as follows:

Domestic callers:  800-659-2056

International callers:  617-614-2714

Participant Passcode:  27438683

The conference call replay information is as follows:

Domestic callers:  888-286-8010

International callers:  617-801-6888

Participant Passcode:  48805919

About EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop effective, patient-friendly screening technologies for use in the detection of cancer.  Certain of its technologies are currently being offered in a commercial testing service, “PreGen-Plus(TM),” developed by Laboratory Corporation of America Holdings (LabCorp).  PreGen-Plus is used for screening for colorectal cancer in the average-risk population.  Colorectal cancer, which is the most deadly cancer among non-smokers, is generally curable if detected early.  Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high.  EXACT Sciences believes its genomics-based technologies will help enable detection of colorectal cancer so that more people can be effectively treated.  Founded in 1995, EXACT Sciences is based in Marlborough, Mass.  Detailed information on EXACT Sciences and PreGen-Plus can be found on the World Wide Web at www.exactsciences.com and www.pregenplus.com.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning, among other things, its business outlook and business momentum, the performance and market acceptance of its technologies, its research and development and commercial strategies, compliance with FDA requirements and the commercial strategies of Laboratory Corporation of America Holdings (Labcorp) with respect to PreGen-Plus.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things, the clinical performance and market acceptance of its technologies; the reproducibility of its research results in subsequent studies and in clinical practice; the success of its strategic relationship with LabCorp; EXACT Sciences’ and LabCorp’s ability to license certain technologies or obtain raw materials for its technologies; the ability to convince Medicare and other third-party payors to provide adequate reimbursement for EXACT Sciences’ technologies; the ability to convince medical practitioners to order tests using EXACT Sciences’ technologies; the ability to increase the performance of the PreGen-Plus test; the ability of EXACT Sciences or LabCorp to lower costs through automating and simplifying key operational processes; the inclusion of PreGen-Plus in cancer screening guidelines; sufficient investment in the sales and marketing of PreGen-Plus;  the number of people who decide to be screened for colorectal cancer using EXACT Sciences’ technologies; competition; the ability to comply with federal and state statutes and regulations relating to EXACT Sciences’ products and services, including FDA requirements, the U.S. Department of Transportation and the Clinical Laboratory Improvement Amendments; the ability to protect EXACT

Sciences’ intellectual property and the cost of enforcing or defending EXACT Sciences in litigation relating to intellectual property rights; the possibility that other companies will develop and market novel or improved methods for detecting colorectal cancer; and the ability to raise additional capital on acceptable terms.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Statements of Operation Data

	Three Months Ended December 31,		Twelve Months Ended December 31,
In thousands, except per share data	2005	2004	2005	2004
Revenue:
Product royalty fees	$41	$68	$206	$166
License fees	1,091	1,129	3,828	4,514
Product	53	78	216	255
	1,185	1,275	4,250	4,935
Gross profit (loss):
Product royalty fees	37	63	193	155
License fees	1,091	1,129	3,828	4,514
Product	3	(89)	(337)	(221)
	1,131	1,103	3,684	4,448

Operating Expenses:
Research and development	1,750	2,609	7,843	10,901
Sales and marketing	1,209	1,438	5,618	5,697
General and administrative	953	1,713	4,726	6,547
Restructuring	—	—	626	—
Stock-based compensation	231	98	505	498
	4,143	5,858	19,318	23,643

Loss from operations	(3,012)	(4,755)	(15,634)	(19,195)

Interest income	317	205	1,114	672

Net loss	$(2,695)	$(4,550)	$(14,520)	$(18,523)

Net loss per share - basic and diluted	$(0.10)	$(0.17)	$(0.55)	$(0.73)

Weighted average common shares outstanding - basic and diluted	26,334	26,167	26,270	25,334

EXACT SCIENCES CORPORATION

Condensed Unaudited Balance Sheet Data

(In thousands)

	December 31,	December 31,
	2005	2004
Assets
Cash and cash equivalents	$13,007	$13,092
Short-term investments	21,112	37,188
Prepaid expenses	1,158	1,835
Property and equipment, net	1,149	1,954
Patent costs, net and other assets	1,419	2,042
Total assets	$37,845	$56,111

Liabilities and stockholders’ equity
Total current liabilities	6,316	6,858
Deferred licensing fees, less current portion	6,908	11,270
Total stockholders’ equity	24,621	37,983
Total liabilities and stockholders’ equity	$37,845	$56,111

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, which will be filed in March 2006.